EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy, Inc. Reports Second Quarter 2016 Results

•	Jack A. Fusco Appointed as President and Chief Executive Officer

•	Sabine Pass Train 1 Achieved Substantial Completion; Commercial Operations Underway

Houston, Texas - August 9, 2016 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) reported a net loss1 of $298.4 million, or $1.31 per share (basic and diluted), for the three months ended June 30, 2016, compared to a net loss of $118.5 million, or $0.52 per share (basic and diluted), for the comparable 2015 period. Net Loss, As Adjusted2 was $140.2 million, or $0.61 per share (basic and diluted), for the three months ended June 30, 2016, compared to a Net Loss, As Adjusted of $211.2 million, or $0.93 per share (basic and diluted), for the comparable 2015 period.

For the six months ended June 30, 2016, Cheniere reported a net loss of $619.3 million, or $2.71 per share (basic and diluted), compared to a net loss of $386.2 million, or $1.71 per share (basic and diluted), for the comparable 2015 period. For the six months ended June 30, 2016, Net Loss, As Adjusted was $278.3 million, or $1.22 per share (basic and diluted), compared to a Net Loss, As Adjusted of $333.9 million, or $1.47 per share (basic and diluted), for the comparable 2015 period.

For the three and six months ended June 30, 2016, Net Loss, As Adjusted excludes the impact of changes in the fair value of our interest rate, commodity and FX derivatives, loss on early extinguishment of debt, share-based compensation related to employee separations, and impairment expense (recovery). Loss on early extinguishment of debt was associated with the write-off of debt issuance costs by Sabine Pass Liquefaction, LLC (“SPL”) and Cheniere Corpus Christi Holdings, LLC (“CCH”) in connection with the refinancing of a portion of their credit facilities and by Cheniere Creole Trail Pipeline, L.P. as a result of the prepayment of its outstanding term loan. For the three and six months ended June 30, 2015, Net Loss, As Adjusted excludes the impact of changes in the fair value of interest rate, commodity and FX derivatives, loss on early extinguishment of debt related to the write-off of debt issuance costs by SPL primarily in connection with the refinancing of a portion of its credit facilities in March 2015, and impairment expense.

“The second quarter of 2016 saw Cheniere’s continued transition from a development company into an operating one. During the quarter we took over care, custody, and control of Train 1 of the Sabine Pass Liquefaction Project and commenced commercial sales of LNG. After substantial completion, we exported 5 cargoes of LNG under our contract with BG Gulf Coast LNG, LLC (Shell) as of the end of the second quarter. Commissioning activities at Train 2 continue with first LNG achieved in late July, and our remaining Trains under construction continue on time and on budget,” said Jack Fusco, Cheniere’s President and CEO. “On the financial front, we continued to manage our debt maturity profile by successfully issuing bonds to prepay a portion of the outstanding borrowings under credit facilities for both the Sabine Pass Liquefaction Project and the CCL Project.”
Second Quarter 2016 Highlights

•	In May 2016, the Cheniere Board of Directors appointed Jack A. Fusco as President and Chief Executive Officer.

•
In May 2016, CCH issued an aggregate principal amount of $1.25 billion of 7.0% Senior Secured Notes due 2024. Net proceeds from the offering were used to prepay a portion of the outstanding borrowings under CCH’s credit facility and to pay fees and expenses incurred in connection with the offering and prepayment.

•	In May 2016, Cheniere Partners and Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) announced that Train 1 of the Sabine Pass Liquefaction Project achieved substantial completion.

•
In June 2016, SPL issued an aggregate principal amount of $1.5 billion of 5.875% Senior Secured Notes due 2026. Net proceeds from the offering were used to prepay a portion of the outstanding borrowings under SPL’s credit facilities and to pay fees and expenses incurred in connection with the offering and prepayment.

___________________________
1 Reported as Net loss attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

Second Quarter and Year to Date 2016 Results
Adjusted EBITDA2 for the three and six months ended June 30, 2016 was a loss of $3.7 million and $47.9 million, respectively, compared to a loss of $60.5 million and $86.5 million, respectively, for the comparable 2015 periods. During the three months ended June 30, 2016, we began recognizing LNG revenues and cost of sales from the Sabine Pass Liquefaction Project (defined below) following the substantial completion of the first liquefaction train (“Train 1”). Prior to substantial completion, amounts received from the sale of commissioning cargoes were offset against LNG terminal construction-in-process because these amounts were earned during the testing phase for the construction of Train 1 of the Sabine Pass Liquefaction Project. We expect sales of LNG cargoes from future liquefaction trains (“Trains”) to be reported in the same manner.

Total operating costs and expenses increased $89.4 million and $120.4 million during the three and six months ended June 30, 2016 compared to the three and six months ended June 30, 2015, respectively, generally as a result of the commencement of operations of Train 1 of the Sabine Pass Liquefaction Project. Depreciation and amortization expense increased during the three and six months ended June 30, 2016 as we began depreciation of our assets related to Train 1 of the Sabine Pass Liquefaction Project upon reaching substantial completion. General and administrative expense during the three and six months ended June 30, 2016 decreased from the comparable 2015 period, which was partially due to a decrease in share-based compensation as a result of vesting of restricted stock awards in the second half of 2015, and partially due to a reallocation of resources from general and administrative activities to operating and maintenance activities following commencement of operations at the Sabine Pass Liquefaction Project.

Included in marketing expense and general and administrative expense were share-based compensation expenses of $31.5 million and $45.8 million for the three and six months ended June 30, 2016, respectively, compared to $43.0 million and $58.1 million for the comparable 2015 periods, respectively.

Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) consists of 100% ownership of the general partner of Cheniere Partners and 80.1% ownership interest in Cheniere Energy Partners LP Holdings, LLC (NYSE MKT: CQH) which owns a 55.9% limited partner interest in Cheniere Partners.

Liquefaction Projects Update
Sabine Pass Liquefaction Project
Through Cheniere Partners, we are developing up to six Trains, each with an expected nominal production capacity of approximately 4.5 million tonnes per annum (“mtpa”) of LNG, at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Sabine Pass Liquefaction Project”).

The Trains are in various stages of operation, construction, and development.

▪
Construction on Trains 1 and 2 began in August 2012, and as of June 30, 2016, the overall project completion percentage for Trains 1 and 2 was approximately 99.4%, which is ahead of the contractual schedule. Train 1 achieved substantial completion in May 2016. Each Train is expected to achieve substantial completion upon the completion of construction, commissioning and the satisfaction of certain tests. The commissioning process on Train 2 has commenced, and based on the current construction schedule, Cheniere Partners expects substantial completion of Train 2 to be achieved in late September 2016.

▪
Construction on Trains 3 and 4 began in May 2013, and as of June 30, 2016, the overall project completion percentage for Trains 3 and 4 was approximately 87.4%, which is ahead of the contractual schedule. Based on the current construction schedule, Cheniere Partners expects Trains 3 and 4 to reach substantial completion in 2017.

▪
Construction on Train 5 began in June 2015, and as of June 30, 2016, the overall project completion percentage for Train 5 was approximately 38.3%, which is ahead of the contractual schedule. Engineering, procurement, subcontract work and Bechtel direct hire construction were approximately 77.0%, 58.0%, 37.8% and 2.0% complete, respectively. Based on the current construction schedule, Cheniere Partners expects Train 5 to reach substantial completion in 2019.

▪
Train 6 is currently under development, with all necessary regulatory approvals in place. Cheniere Partners expects to make a final investment decision and commence construction on Train 6 upon, among other things, entering into an engineering, procurement, and construction contract, entering into acceptable commercial arrangements, and obtaining adequate financing.

	Sabine Pass Liquefaction Project
Liquefaction Train	Train 1	Train 2	Trains 3-4	Train 5
Project Status	Operational	Commissioning	87% Overall Completion	38% Overall Completion
Expected Substantial Completion	-	2H 2016	2017	2019

Corpus Christi LNG Terminal
We are developing up to three Trains, each with an expected nominal production capacity of approximately 4.5 mtpa of LNG, near Corpus Christi, Texas (the “CCL Project”).

The Trains are in various stages of construction and development:

▪
Construction on Trains 1 and 2 began in May 2015, and as of June 30, 2016, the overall project completion percentage for Trains 1 and 2 was approximately 36.6%, which is ahead of the contractual schedule. Engineering, procurement and construction were approximately 98.4%, 50.6% and 8.8% complete, respectively. Based on the current construction schedule, we expect Trains 1 and 2 to reach substantial completion in 2019.

▪
Train 3 is under development, with all necessary regulatory approvals in place. We have entered into an LNG Sale and Purchase Agreement (“SPA”) for approximately 0.8 mtpa of LNG volumes that commence with Train 3 and expect to commence construction upon entering into additional SPAs and obtaining adequate financing.

Additionally, we are developing Trains 4 and 5 adjacent to the CCL Project and have initiated the regulatory approval process with respect to those Trains.

Corpus Christi LNG Terminal
Liquefaction Train	Trains 1-2
Project Status	37% Overall Completion
Expected Substantial Completion	2019

Investor Conference Call and Webcast
We will host a conference call to discuss our financial and operating results for the second quarter on Tuesday, August 9, 2016, at 10 a.m. Eastern time / 9 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.

About Cheniere
Cheniere Energy, Inc., a Houston-based energy company primarily engaged in LNG-related businesses, owns and operates the Sabine Pass LNG terminal in Louisiana. Directly and through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is constructing and developing liquefaction projects near Corpus Christi, Texas and at the Sabine Pass LNG terminal, respectively. Train 1 of the liquefaction project at the Sabine Pass LNG terminal has commenced commercial operations. Cheniere is also exploring a limited number of opportunities directly related to its existing LNG business.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)(1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues
Regasification revenues	$65,622	$66,489	$131,173	$133,291
LNG revenues (losses)	110,735	(706)	113,439	(44)
Other revenues	470	2,242	1,296	3,147
Total revenues	176,827	68,025	245,908	136,394

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	85,709	1,444	100,216	2,137
Operating and maintenance expense	45,562	17,727	81,879	53,433
Development expense	1,616	16,609	3,163	32,705
Marketing expense	26,225	20,379	51,203	33,425
General and administrative expense	61,409	87,477	109,333	132,448
Depreciation and amortization expense	32,781	20,154	56,870	37,923
Impairment expense (recovery)	(71)	—	10,095	176
Other	50	109	162	265
Total operating costs and expenses	253,281	163,899	412,921	292,512

Loss from operations	(76,454)	(95,874)	(167,013)	(156,118)

Other income (expense)
Interest expense, net of capitalized interest	(105,967)	(85,486)	(182,304)	(145,098)
Loss on early extinguishment of debt	(55,315)	(7,281)	(56,772)	(96,273)
Derivative gain (loss), net	(90,621)	46,049	(271,555)	(80,641)
Other income (expense)	(6,930)	283	(6,001)	655
Total other expense	(258,833)	(46,435)	(516,632)	(321,357)

Loss before income taxes and non-controlling interest	(335,287)	(142,309)	(683,645)	(477,475)
Income tax benefit (provision)	343	507	(273)	(171)
Net loss	(334,944)	(141,802)	(683,918)	(477,646)
Less: net loss attributable to non-controlling interest	(36,526)	(23,307)	(64,662)	(91,442)
Net loss attributable to common stockholders	$(298,418)	$(118,495)	$(619,256)	$(386,204)

Net loss per share attributable to common stockholders—basic and diluted	$(1.31)	$(0.52)	$(2.71)	$(1.71)

Weighted average number of common shares outstanding—basic and diluted	228,323	226,481	228,231	226,405

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in thousands, except share data)(1)

	June 30,	December 31,
	2016	2015
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$1,049,478	$1,201,112
Restricted cash	724,458	503,397
Accounts and other receivables	74,283	5,749
Inventory	66,322	18,125
Other current assets	75,941	54,203
Total current assets	1,990,482	1,782,586

Non-current restricted cash	31,726	31,722
Property, plant and equipment, net	18,729,177	16,193,907
Debt issuance costs, net	336,474	378,677
Non-current derivative assets	20,715	30,887
Goodwill	76,819	76,819
Other non-current assets	251,458	314,455
Total assets	$21,436,851	$18,809,053

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$48,676	$22,820
Accrued liabilities	589,604	427,199
Current debt, net	1,677,476	1,673,379
Deferred revenue	26,709	26,669
Derivative liabilities	72,002	35,201
Other current liabilities	54	—
Total current liabilities	2,414,521	2,185,268

Long-term debt, net	17,789,074	14,920,427
Non-current deferred revenue	7,500	9,500
Non-current derivative liabilities	311,207	79,387
Other non-current liabilities	50,382	53,068

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 480.0 million shares at June 30, 2016 and December 31, 2015
Issued and outstanding: 235.7 million shares and 235.6 million shares at June 30, 2016 and December 31, 2015, respectively	707	708
Treasury stock: 11.8 million shares and 11.6 million shares at June 30, 2016 and December 31, 2015, respectively, at cost	(357,491)	(353,927)
Additional paid-in-capital	3,105,728	3,075,317
Accumulated deficit	(4,243,204)	(3,623,948)
Total stockholders’ deficit	(1,494,260)	(901,850)
Non-controlling interest	2,358,427	2,463,253
Total equity	864,167	1,561,403
Total liabilities and equity	$21,436,851	$18,809,053

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission.

As of June 30, 2016, we had cash and cash equivalents of $1,049.5 million available to Cheniere. In addition, we had current and non-current restricted cash of $756.2 million (which included current and non-current restricted cash available to us and our subsidiaries) designated for the following purposes: $223.1 million for the CCL Project, $263.1 million for the Sabine Pass Liquefaction Project, $110.0 million for restricted purposes under the terms of Cheniere Partners’ credit facilities, $91.1 million for interest payments related to the Sabine Pass LNG, L.P. senior secured notes and $68.9 million for other restricted purposes.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliations

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Adjusted EBITDA, Net Loss, As Adjusted and Net Loss per share, As Adjusted are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Adjusted EBITDA represents net loss attributable to Cheniere before net loss attributable to the non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Adjusted EBITDA is not intended to represent cash flows from operations or net loss as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. We believe Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance, enables comparability to prior period performance and trend analysis.

Adjusted EBITDA is calculated by taking net loss attributable to common stockholders before net loss attributable to non-controlling interest, interest expense, net of capitalized interest, including changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense (recovery), changes in the fair value of our commodity and foreign currency exchange (“FX”) derivatives and non-cash compensation expense. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Net Loss, As Adjusted represents net loss attributable to Cheniere common shareholders and Net Loss per share, As Adjusted represents Cheniere’s basic and diluted earnings per share, in each case adjusted for certain non-recurring items or other items not predictive or indicative of ongoing operating performance, net of the portion attributable to non-controlling interests, including changes in the fair value of our interest rate, commodity and FX derivatives, the effects of modifications or extinguishments of debt, share-based compensation related to employee separations, impairment expense (recovery) and other adjustments. Net Loss, As Adjusted and Net Loss per share, As Adjusted are presented because we believe they are useful tools for assessing the operating performance of Cheniere. Net Loss, As Adjusted and Net Loss per share, As Adjusted are not intended to represent net loss attributable to common stockholders and net loss per share attributable to common stockholders, the most comparable U.S. GAAP measures, respectively, as indicators of operating performance, and are not necessarily comparable to measures reported by other companies.

Net Loss, As Adjusted and Net Loss per share, As Adjusted

The following tables reconcile our Net Loss, As Adjusted and Net Loss per share, As Adjusted to U.S. GAAP results for the three and six months ended June 30, 2016 and 2015 (in thousands, except per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net loss attributable to common stockholders	$(298,418)	$(118,495)	$(619,256)	$(386,204)
Add:
Impairment expense (recovery)	(71)	—	10,095	176
Loss on early extinguishment of debt	55,315	7,281	56,772	96,273
Loss (gain) from changes in fair value of interest rate derivatives, net	80,352	(98,407)	253,417	(9,199)
Loss (gain) from changes in fair value of commodity and FX derivatives, net	25,415	(144)	25,702	463
Share-based compensation related to employee separations	15,647	—	22,060	—
Less:
Adjustments attributable to non-controlling interest	18,404	1,471	27,053	35,390

Net Loss, As Adjusted	$(140,164)	$(211,236)	$(278,263)	$(333,881)

Net loss per share attributable to common stockholders—basic and diluted	$(1.31)	$(0.52)	$(2.71)	$(1.71)
Add:
Impairment expense (recovery)	—	—	0.04	—
Loss on early extinguishment of debt	0.24	0.03	0.25	0.43
Loss (gain) from changes in fair value of interest rate derivatives, net	0.35	(0.43)	1.11	(0.04)
Loss (gain) from changes in fair value of commodity and FX derivatives, net	0.11	—	0.11	—
Share-based compensation related to employee separations	0.07	—	0.10	—
Less:
Adjustments attributable to non-controlling interest	0.08	0.01	0.12	0.16
Net Loss per share, As Adjusted—basic and diluted(1)	$(0.61)	$(0.93)	$(1.22)	$(1.47)

Weighted average number of common shares outstanding—basic and diluted	228,323	226,481	228,231	226,405

(1) Numbers may not foot due to rounding.

Adjusted EBITDA

The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three and six months ended June 30, 2016 and 2015 (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net loss attributable to common stockholders	$(298,418)	$(118,495)	$(619,256)	$(386,204)
Net loss attributable to non-controlling interest	(36,526)	(23,307)	(64,662)	(91,442)
Income tax provision (benefit)	(343)	(507)	273	171
Interest expense, net of capitalized interest	105,967	85,486	182,304	145,098
Loss on early extinguishment of debt	55,315	7,281	56,772	96,273
Derivative loss (gain), net	90,621	(46,049)	271,555	80,641
Other expense (income)	6,930	(283)	6,001	(655)
Loss from operations	$(76,454)	$(95,874)	$(167,013)	$(156,118)
Adjustments to reconcile loss from operations to Adjusted EBITDA:
Depreciation and amortization expense	32,781	20,154	56,870	37,923
Loss (gain) from changes in fair value of commodity and FX derivatives, net	25,415	(144)	25,702	463
Total non-cash compensation expense	14,613	15,340	26,464	31,060
Impairment expense (recovery)	(71)	—	10,095	176
Adjusted EBITDA	$(3,716)	$(60,524)	$(47,882)	$(86,496)

CONTACTS:
Investors: Randy Bhatia: 713-375-5479, Katy Cox: 713-375-5079
Media: Faith Parker: 713-375-5663